Exhibit 10.25

Severance Arrangement with David P. Sommers

NetScout Systems, Inc. (the “Company”) has a severance arrangement with David P. Sommers, the Senior Vice President, General Operations and Chief Financial Officer of the Company. Pursuant to this arrangement, if Mr. Sommers is terminated by the Company for any reason other than Due Cause or if Mr. Sommers terminates his employment with the Company for Good Reason, Mr. Sommers will receive severance equal to twelve (12) months of his base salary at the time of such termination. If Mr. Sommers’ employment is terminated for Due Cause or if he elects to terminate his employment with the Company for any reason other than a Good Reason, he will not be entitled to any severance payment.

The Company will pay any required severance payment over six equal monthly payments commencing six (6) months after such termination of employment. It is the intent of the Company and Mr. Sommers that any payments to be made under this arrangement be made without any adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder, and the Company and Mr. Sommers will interpret and, to the minimum extent necessary, amend this arrangement accordingly.

“Due Cause” means any of the following: (i) criminal conviction for willful fraud, embezzlement or theft against the Company or any of its affiliates; (ii) Mr. Sommers is convicted of, or pleads guilty or no contest to, a felony; (iii) willful, material nonperformance by Mr. Sommers (other than by reason of illness) of his material duties and failure to remedy such nonperformance within 30 days following written notice from the Board of Directors identifying the nonperformance and the actions required to cure it; or (iv) Mr. Sommers commits an act of gross negligence, engages in willful, material misconduct or otherwise acts with willful disregard for the Company’s best interests, and he fails to remedy such conduct within 30 days following written notice from the Board of Directors identifying the gross negligence, willful misconduct or willful disregard and the actions required to cure it (if such conduct can be cured).

“Good Reason” means any of the following: (i) a material adverse change in his title, position and responsibilities; or (ii) a material reduction in Mr. Sommers’ base salary or benefits, unless a similar reduction is applicable to other executive officers of the Company.